As filed pursuant to Rule 424(b)(5)
Under the Securities Act of 1933
Registration No. 333-139891

Supplement to Prospectus Supplement dated August 14, 2007
 (To Prospectus dated August 10, 2007)

$566,952,000
(Approximate)

CWHEQ Revolving Home Equity Loan Trust,
Series 2007-G
Issuing Entity
Revolving Home Equity Loan Asset Backed Notes, Series 2007-G
CWHEQ, Inc.
Depositor
Sponsor, Seller and Master Servicer

This Supplement revises the Prospectus Supplement dated August 14, 2007 to the Prospectus dated August 10, 2007 with respect to the above-captioned notes as follows:

1. The following paragraph is added before the last full paragraph on page S-29 of the Prospectus Supplement:

On August 16, 2007, Standard & Poor's Ratings Services affirmed its "A/A-1" counterparty credit ratings on Countrywide Home Loans and placed such ratings on "CreditWatch Negative" status.  On August 16, 2007, Moody's Investors Service changed its senior debt rating assigned to Countrywide Home Loans from "A3" to "Baa3" and its short-term debt rating assigned to Countrywide Home Loans from "Prime-2" to "Prime-3", and Moody's Investors Service also placed such ratings under review for further downgrade.  On August 16, 2007, Fitch Ratings changed its long-term issuer default rating assigned to Countrywide Home Loans from "A" to "BBB+" and its short-term issuer default rating assigned to Countrywide Home Loans from "F1" to "F2", and on August 23, 2007, Fitch Ratings placed such ratings on "Rating Watch Evolving" status.

2. The last paragraph on page S-34 is replaced in its entirety with the following:

The combined loan-to-value ratio of a mortgage loan is the ratio, expressed as a percentage, of (i) the sum of (a) the credit limit of the mortgage loan at origination, and (b) the aggregate outstanding principal balance at the date of origination of any senior mortgage loan to (ii) the appraised value of the related mortgaged property.

3. The third bullet point under the definition of “Eligible Investment” beginning on page S-69 is replaced in its entirety with the following:

•
commercial paper issued by Countrywide Home Loans, Inc. or any of its affiliates that is rated no lower than “A-1” by Standard & Poor’s and “P-1” by Moody’s if the long-term debt of Countrywide Home Loans, Inc. is rated at least “A3” by Moody’s, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the Notes by any Rating Agency;

Countrywide Securities Corporation

The date of the Supplement is September 5, 2007